                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-12

                   ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                       12444 POWERSCOURT DRIVE, SUITE 100
                            ST. LOUIS, MISSOURI 63131

                                                  September 14, 2000

To the Limited Partners of Enstar Income/Growth Program Six-A, L.P.:

         The attached report (the "Report") is being provided to you pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 as "build-up material" relative to a consent solicitation presently contemplated by Enstar Communications Corporation ("Enstar Communications"), the general partner of Enstar Income/Growth Program Six-A, L.P. ("Enstar Six-A").

         THE REPORT IS NOT A PROXY STATEMENT OR A CONSENT STATEMENT. ENSTAR COMMUNICATIONS EXPECTS THAT IT WILL FILE A CONSENT STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IN THE NEAR FUTURE. WHEN YOU RECEIVE IT, PLEASE READ THE CONSENT STATEMENT CAREFULLY, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT ENSTAR COMMUNICATIONS AND THE PROPOSAL IT WILL BE ASKING THE LIMITED PARTNERS TO APPROVE. THE CONSENT STATEMENT WILL BE MAILED TO THE LIMITED PARTNERS AFTER IT HAS BEEN FILED IN DEFINITIVE FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.

         YOU MAY OBTAIN A FREE COPY OF THE CONSENT STATEMENT, WHEN IT BECOMES AVAILABLE, AT THE SEC'S WEB SITE AT http://www.sec.gov. A FREE COPY OF THE ATTACHED REPORT IS ALSO AVAILABLE AT THE SEC'S WEB SITE. YOU MAY ALSO OBTAIN A FREE COPY OF THE CONSENT STATEMENT (WHEN IT IS AVAILABLE) AND OF THE ATTACHED REPORT FROM ENSTAR COMMUNICATIONS CORPORATION, 12444 POWERSCOURT DRIVE, SUITE 100, ST. LOUIS, MISSOURI, 63131, ATTENTION: MS. CAROL WOLF, MANAGER OF PARTNERSHIP RELATIONS; OR CALL MS. WOLF AT (314) 543-2389 OR RALPH KELLY AT
(314) 543-2388.

         The participants in the solicitation and their equity interests in Enstar Income/Growth Program Six-A, L.P. are:

           NAME AND ADDRESS              CAPACITY OF           AMOUNT AND NATURE OF
            OF PARTICIPANT               PARTICIPANT           BENEFICIAL OWNERSHIP
            --------------               -----------           --------------------

1.   Enstar Income/Growth Program        Registrant               Not applicable
     Six-A, L.P.
     c/o Enstar Communications
     Corporation
     12444 Powerscourt Drive
     Suite 100
     St. Louis, Missouri 63131

2.   Enstar Communications               General Partner          0.5% partnership interest
     Corporation
     12444 Powerscourt Drive
     Suite 100
     St. Louis, Missouri 63131

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                       12444 POWERSCOURT DRIVE, SUITE 100
                            ST. LOUIS, MISSOURI 63131

                                    ---------

                                QUARTERLY REPORT
                                    ---------

Dear Limited Partner:

         As the general partner of Enstar Income/Growth Program Six-A, L.P., ("Enstar Six-A" or the "Partnership"), we are pleased to enclose the Partnership's Quarterly Report on Form 10-Q for the three months ended June 30, 2000.

         We are further pleased to announce that the Partnership (together with thirteen other Enstar-affiliated limited and general partnerships) has entered into two separate and comprehensive Asset Purchase Agreements, one dated as of June 21, 2000 and the other dated as of August 8, 2000, with Multimedia Acquisition Corp. (an affiliate of Gans Multimedia Partnership), pursuant to which Multimedia would purchase substantially all of the cable television systems and other operating assets of each of those selling partnerships, including Enstar Six-A, for a combined, aggregate purchase price of $122,850,900, of which $16,416,157 would be paid to Enstar Six-A, subject to closing adjustments. Neither Multimedia nor Gans is affiliated with the Partnership or any affiliate of the Partnership.

         The Multimedia agreements are the result of an extensive process we began in 1999 to engage a respected industry broker, identify prospective purchasers of the selling partnerships' cable systems and to negotiate definitive purchase agreements covering all or substantially all of those assets. Of the bids we received, Multimedia offered the most favorable price and other terms.

         In the case of each purchase agreement, Multimedia's obligation to purchase the selling partnerships' cable system assets, including Enstar Six-A's, is contingent on (i) each and every selling partnership obtaining the approval of its respective limited partners; and (ii) the grantors of the franchises covering 90% of the selling partnerships' aggregate number of subscribers consenting to the assignment of those franchises to Multimedia. We anticipate that this process will require several months.

         Following the sales to Multimedia, we would repay the Partnership's debts, fund required reserves, and terminate the Partnership by making liquidating cash distributions to its the partners in accordance with the liquidation provisions of the partnership agreement. We presently expect that the liquidating distributions to the limited partners would approximate $135 per Unit (subject to closing adjustments and federal and state taxes).

         We presently expect that both sales to Multimedia would close in the first quarter of 2001 and anticipate making the initial liquidating distribution approximately 60 days after the closings. We also expect that after required closing adjustments are completed (which we expect to occur approximately 6 months after each closing), final liquidating distributions would be made of any remaining funds.

         The liquidating distributions and time-frames contemplated above are estimates, only. There is no assurance that the sale of the Partnership's assets will close within the time period indicated, if at all, or that the liquidating distributions will not differ substantially from those set forth above.

         As noted in the cover letter to this Report, at this time we are not soliciting your consent to or approval of the Multimedia sales and subsequent liquidation. We will seek your consent only through a formal Consent Solicitation Statement that we must file with the Securities and Exchange Commission before we send it to you. We are now in the process of preparing the Consent Solicitation Statement and at this time expect to send it (together with appropriate consent cards) to you within the next several weeks. When you receive our Consent Solicitation Statement, please read it carefully before you vote, because it will contain important information pertinent to the General Partner, the Partnership, the Multimedia sales, the reasons for them, the liquidation and distribution process and voting procedures.

                                       ENSTAR COMMUNICATIONS CORPORATION
                                          General Partner

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM 10-Q

(MARK ONE)

[x] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


For the quarterly period ended    June 30, 2000
                              -------------------------------

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to
                              --------------  ---------------

                         Commission File Number 0-17687
                                                --------

                       Enstar Income/Growth Program Six-A, L.P.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Georgia                                       58-1755230
---------------------------------------  ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

   12444 Powerscourt Dr., Suite 100
          St. Louis, Missouri                              63131
---------------------------------------- ---------------------------------------
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code:       (314) 965-0555
                                                     ---------------------------


--------------------------------------------------------------------------------
Former name, former address and former fiscal year, if changed since last report.



                  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                                      ---    ---


                         Exhibit Index located Page E-1

                         PART I - FINANCIAL INFORMATION

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                            CONDENSED BALANCE SHEETS

                  ==============================================

                                                                                   December 31,    June 30,
                                                                                      1999*          2000
                                                                                   -----------    -----------
                                                                                                  (Unaudited)
ASSETS:
   Cash and cash equivalents                                                       $   675,900    $   749,800

   Accounts receivable, net of allowance of doubtful accounts of $2,300
     and $10,800, respectively                                                          46,500         89,600

   Prepaid expenses and other assets                                                   119,900         76,000

   Property, plant and equipment, net of accumulated
     depreciation of $6,121,000 and $6,516,000, respectively                         2,767,600      3,515,200

   Franchise cost, net of accumulated amortization
     of $2,871,500 and $2,996,100, respectively                                        722,900        623,300

   Deferred loan costs and other deferred charges, net                                  32,600         30,100
                                                                                   -----------    -----------

                                                                                   $ 4,365,400    $ 5,084,000
                                                                                   ===========    ===========
                                     LIABILITIES AND PARTNERSHIP CAPITAL

LIABILITIES:
   Accounts payable                                                                $   260,800    $   337,200
   Due to affiliates                                                                   380,900        919,200
   Note payable - affiliate                                                          1,050,000      1,050,000
                                                                                   -----------    -----------

                                                                                     1,691,700      2,306,400
                                                                                   -----------    -----------
PARTNERSHIP CAPITAL (DEFICIT):
   General Partner                                                                    (135,900)      (134,900)
   Limited Partners                                                                  2,809,600      2,912,500
                                                                                   -----------    -----------
          TOTAL PARTNERSHIP CAPITAL                                                  2,673,700      2,777,600
                                                                                   -----------    -----------
                                                                                   $ 4,365,400    $ 5,084,000
                                                                                   ===========    ===========


        The accompanying notes are an integral part of these condensed financial statements.


--------
*Agrees with audited balance sheet included in the Partnership's Annual Report on Form 10-K

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                       CONDENSED STATEMENTS OF OPERATIONS

                   =========================================


                                                                    Unaudited
                                                           ---------------------------
                                                                Three months ended
                                                                     June 30,
                                                           ---------------------------
                                                              1999             2000
                                                           ---------         ---------
REVENUES                                                   $ 869,000         $ 837,100
                                                           ---------         ---------

OPERATING EXPENSES:
   Service costs                                             283,300           217,600
   General and administrative expenses                       153,200           105,300
   General partner management fees
     and reimbursed expenses                                 132,000           125,800
   Depreciation and amortization                             258,600           289,000
                                                           ---------         ---------
                                                             827,100           737,700
                                                           ---------         ---------
OPERATING INCOME                                              41,900            99,400
                                                           ---------         ---------
OTHER INCOME (EXPENSE):
   Interest income                                             5,300             9,000
   Interest expense                                          (38,100)          (33,600)
                                                           ---------         ---------
                                                             (32,800)          (24,600)
                                                           ---------         ---------
NET INCOME                                                 $   9,100         $  74,800
                                                           =========         =========
Net income allocated to General Partner                    $     100         $     700
                                                           =========         =========
Net income allocated to Limited Partners                   $   9,000         $  74,100
                                                           =========         =========
NET INCOME PER UNIT OF LIMITED
     PARTNERSHIP INTEREST                                  $    0.11         $     .93
                                                           =========         =========
AVERAGE LIMITED PARTNERSHIP
     UNITS OUTSTANDING DURING PERIOD                          79,818            79,818
                                                           =========         =========


        The accompanying notes are an integral part of these condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                       CONDENSED STATEMENTS OF OPERATIONS

                   ===========================================


                                                                     Unaudited
                                                           -----------------------------
                                                                  Six months ended
                                                                      June 30,
                                                           -----------------------------
                                                              1999              2000
                                                           -----------      ------------

REVENUES                                                   $ 1,736,600     $  1,674,300
                                                           -----------     ------------

OPERATING EXPENSES:
  Service costs                                                592,500          480,200
  General and administrative expenses                          277,500          234,000
  General partner management fees
    and reimbursed expenses                                    262,000          254,800
  Depreciation and amortization                                515,800          549,700
                                                           -----------      -----------
                                                             1,647,800        1,518,700
                                                           -----------      -----------
OPERATING INCOME                                                88,800          155,600
                                                           -----------      -----------
OTHER INCOME (EXPENSE):
   Interest income                                              11,300           16,600
   Interest expense                                            (75,300)         (68,300)
                                                           -----------      -----------
                                                               (64,000)         (51,700)
                                                           -----------      -----------
NET INCOME                                                 $    24,800      $   103,900
                                                           ===========      ===========
Net income allocated to General Partner                    $       200      $     1,000
                                                           ===========      ===========

Net income allocated to Limited Partners                   $    24,600      $   102,900
                                                           ===========      ===========
NET INCOME PER UNIT OF LIMITED
     PARTNERSHIP INTEREST                                  $      0.31      $      1.29
                                                           ===========      ===========
AVERAGE LIMITED PARTNERSHIP
     UNITS OUTSTANDING DURING PERIOD                            79,818           79,818
                                                           ===========      ===========

        The accompanying notes are an integral part of these condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                       CONDENSED STATEMENTS OF CASH FLOWS

                   ==========================================

                                                                                        Unaudited
                                                                             ------------------------------
                                                                                     Six months ended
                                                                                         June 30,
                                                                             ------------------------------
                                                                                 1999               2000
                                                                             -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                $    24,800        $   103,900
   Adjustments to reconcile net income to net cash
     from operating activities:
       Depreciation and amortization                                             515,800            549,700
       Amortization of deferred loan costs                                         8,400              8,600
       Changes in:
         Accounts receivable, prepaid expenses and other assets                 (144,000)               800
         Accounts payable and due to affiliates                                   28,500            614,700
                                                                             -----------        -----------

             Net cash from operating activities                                  433,500          1,277,700
                                                                             -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                         (120,600)        (1,172,000)
   Increase in intangible assets                                                 (27,800)           (25,000)
                                                                             -----------        -----------

             Net cash from investing activities                                 (148,400)        (1,197,000)
                                                                             -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Deferred loan costs                                                                --             (6,800)
                                                                             -----------        -----------
             Net cash from financing activities                                       --             (6,800)
                                                                             -----------        -----------

INCREASE IN CASH                                                                 285,100             73,900

CASH AND CASH EQUIVALENTS
     AT BEGINNING OF PERIOD                                                      542,000            675,900
                                                                             -----------        -----------

CASH AND CASH EQUIVALENTS
     AT END OF PERIOD                                                        $   827,100        $   749,800
                                                                             ===========        ===========


        The accompanying notes are an integral part of these condensed financial statements.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                   ==========================================



1.     INTERIM FINANCIAL STATEMENTS

                  The accompanying condensed interim financial statements for the Enstar Income/Growth Program Six-A, L.P. (the "Partnership"), as of June 30, 2000 and for the three and six months ended June 30, 2000 and 1999 are unaudited. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in our latest Annual Report on Form 10-K. In the opinion of management, the condensed interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of results for the entire year.

2.     TRANSACTIONS WITH THE GENERAL PARTNER AND AFFILIATES

                  The Partnership has a management and service agreement (the "Management Agreement") with Enstar Cable Corporation (the "Manager"), a wholly owned subsidiary of Enstar Communications Corporation (ECC), the corporate general partner, for a monthly management fee of 5% of gross revenues to the Manager, excluding revenues from the sale of cable television systems or franchises. The Partnership's management fee expense approximated $41,900 and $83,700 for the three and six months ended June 30, 2000, respectively. For the three and six months ended June 30, 1999, the Partnership's management fee expense approximated $43,400 and $86,800, respectively. Management fees are non-interest bearing.

                  In addition to the monthly management fee, the Partnership reimburses the manager for direct expenses incurred on behalf of the Partnership, and for the Partnership's allocable share of operational costs associated with services provided by the Manager. Additionally, Charter Communications Holding Company, LLC and its affiliates (collectively, "Charter") provide other management and operational services for the Partnership. Such services were provided by Falcon Communications, L.P. and its affiliates (collectively, "Falcon") prior to November 12, 1999. These expenses are charged to the properties served based primarily on the Partnership's allocable share of operational costs associated with services provided. The total amount charged to the Partnership for these services approximated $83,900 and $171,100 for the three and six months ended June 30, 2000, respectively. For the three and six months ended June 30, 1999, the total amount charged to the Partnership for these services approximated $88,600 and $175,200, respectively.

                  Substantially all programming services have been purchased through Charter since November 12, 1999. Before that time, substantially all programming services were purchased through Falcon. Falcon charged the Partnership for these costs based on an estimate of what ECC could negotiate for such programming services for the 15 partnerships managed as a group. Charter charges the Partnership for these costs based on its costs. The Partnership recorded programming fee expense of $147,600 and $311,500 for the three and six months ended June 30, 2000, respectively.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                   ==========================================



                  For the three and six months ended June 30, 1999, the Partnership recorded programming fee expense of $205,400 and $407,800, respectively. Programming fees are included in service costs in the statements of operations.
                  On September 30, 1997, ECC contributed a $269,300 receivable balance from the Partnership for past due management fees and reimbursed expenses as an equity contribution to its subsidiary, Enstar Finance Company, LLC. This balance remains an outstanding obligation of the Partnership. In the normal course of business, the Partnership pays interest and principal to Enstar Finance Company, LLC, the Partnership's primary lender, as well as a commitment fee on the unborrowed portion of the facility.

3.      NET INCOME PER UNIT OF LIMITED PARTNERSHIP INTEREST

                  Net income per unit of limited partnership interest is based on the average number of units outstanding during the periods presented. For this purpose, net income has been allocated 99% to the Limited Partner and 1% to the General Partner. The General Partner does not own units of partnership interest in the Partnership, but rather holds a participation interest in the income, losses and distributions of the Partnership.


4.       SALE OF CABLE SYSTEM

                  On June 21, 2000, the Partnership, together with certain affiliates, (collectively, the "Sellers") entered into a purchase and sale agreement (the "Gans I Agreement") with Multimedia Acquisition Corp., an affiliate of Gans Multimedia Partnership, (the "Purchaser"). The Gans I Agreement provides for the Purchaser to acquire the assets comprising the Partnership's cable system serving Dyer, Tennessee, as well as certain assets of other affiliates.

                  The aggregate purchase price payable to the Sellers pursuant to the Gans I Agreement is $27,621,500 in cash (subject to normal closing adjustments). Of that amount, $3,972,157 (subject to closing adjustments) is payable to the Partnership. The allocation of the purchase price among each of the Sellers was assigned by the Purchaser for each of the systems.

                  The Purchaser's obligation to acquire the cable systems is subject to numerous closing conditions, including without limitation: (a) receipt of the necessary governmental consents to transfer franchises covering an aggregate of 90% of the subscribers of all of the Sellers; (b) receipt of certain other material consents and approvals required for the consummation of the sale; (c) receipt of the necessary approvals of the Limited Partners of each Seller; and (d) other standard closing conditions. With respect to clause (c) above, completion of the transaction is contingent on the Limited Partners of the Partnership and the other selling affiliates voting to approve the sale.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                   ==========================================



5.        SUBSEQUENT EVENT

                  On August 8, 2000, the Partnership, together with certain affiliates, (collectively, the "Selling Affiliates") entered into a purchase and sale agreement (the "Gans II Agreement") with Multimedia Acquisition Corp., an affiliate of Gans Multimedia Partnership, (the "Buyer"). The Gans II Agreement provides for the Buyer to acquire the assets comprising the Partnership's cable system serving Flora, Illinois, as well as certain assets of other affiliates.

                  The aggregate purchase price payable to the Selling Affiliates pursuant to the Gans II Agreement is $94,929,400 in cash (subject to normal closing adjustments). Of that amount, $12,444,000 (subject to closing adjustments) is payable to the Partnership. The allocation of the purchase price among each of the Selling Affiliates was assigned by the Buyer for each of the systems.

                  The Buyer's obligation to acquire the cable systems is subject to numerous closing conditions, including without limitation: (a) receipt of the necessary governmental consents to transfer franchises covering an aggregate of 90% of the subscribers of all of the Selling Affiliates; (b) receipt of certain other material consents and approvals required for the consummation of the sale;
(c) receipt of the necessary approvals of the Limited Partners of each Selling Affiliate; and (d) other standard closing conditions. With respect to clause (c) above, completion of the transaction is contingent on the Limited Partners of the Partnership and the other selling affiliates voting to approve the sale.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

                  This report includes certain forward-looking statements regarding, among other things, our future results of operations, regulatory requirements, competition, capital needs and general business conditions applicable to the Partnership. Such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes and the rapid developments in the competitive environment facing cable television operators such as the Partnership. In addition to the information provided here, reference is made to our Annual Report on Form 10-K for the year ended December 31, 1999 for additional information regarding such matters and the effect thereof on our business.

RESULTS OF OPERATIONS

                  Revenues decreased from $869,000 to $837,100, or by 3.7%, and from $1,736,600 to $1,674,300, or by 3.6%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999. Of the $31,900 decrease for the three months ended June 30, 2000, approximately $64,400 was due to decreases in the number of subscribers for basic, premium, tier and equipment rental services and $6,600 was due to decreases in other revenue producing items. These decreases were partially offset by a $39,100 increase due to increases in regulated service rates that we implemented in 2000. Of the $62,300 decrease in revenues for the six months ended June 30 2000, $123,600 was due to decreases in the number of subscribers for basic, premium, tier and equipment rental services, and $5,600 was due to decreases in other revenue producing items. These decreases were partially offset by a $66,900 increase due to increases in regulated service rates that we implemented in 2000. As of June 30, 2000, we had approximately 8,300 basic subscribers and 1,500 premium service units.

                  Service costs decreased from $283,300 to $217,600, or by 23.2%, and from $592,500 to $480,200, or by 19.0%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999. Service costs represent costs directly attributable to providing cable services to customers. The decrease was primarily due to lower programming fees resulting from lower rates that Charter has extended to us and a decrease in subscribers.

                  General and administrative expenses decreased from $153,200 to $105,300, or by 31.3%, and from $277,500 to $234,000, or by 15.7%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999. The decrease was primarily due to decreases in marketing and communication expenses.

                  General partner management fees and reimbursed expenses decreased from $132,000 to $125,800, or by 4.7%, and from $262,000 to $254,800, or by 2.7%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999, due to a decrease in management fees from the decrease in revenue, as discussed above. In addition, the decrease was due to lower accounting reimbursed expenses as a result of lower rates allocated by Charter.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                  Depreciation and amortization expense increased from $258,600 to $289,000, or by 11.8%, and from $515,800 to $549,700, or by 6.6%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999, due to the additional depreciation related to plant asset additions.

                  Operating income increased from $41,900 to $99,400, or 137.2%, and from $88,800 to $155,600, or by 75.2%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999, primarily due to factors described above.

                  Interest income increased from $5,300 to $9,000, or by 69.8%, and from $11,300 to $16,600, or by 46.9%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999, primarily due to higher average cash balances available for investment and due to higher average interest rates earned during 2000.

                  Interest expense decreased from $38,100 to $33,600, or by 11.8%, and from $75,300 to $68,300, or by 9.3%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999, primarily due to lower average outstanding borrowings in the first quarter of 2000.

                  Due to the factors described above, our net income increased from $9,100 to $74,800, or by 722.0%, and from $24,800 to $103,900, or by
319.0%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999.

                  Based on our experience in the cable television industry, we believe that operating income before depreciation and amortization, or EBITDA, and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA is not a measurement determined under generally accepted accounting principles (GAAP) and does not represent cash generated from operating activities in accordance with GAAP. EBITDA should not be considered by the reader as an alternative to net income, as an indicator of financial performance or as an alternative to cash flows as a measure of liquidity. In addition, the definition of EBITDA may not be identical to similarly titled measures used by other companies. EBITDA as a percentage of revenues increased from 34.6% to 46.4% and 34.8% to 42.1% during the three and six months ended June 30, 2000, as compared to the corresponding period in 1999. The increase was primarily caused by lower programming fees and other factors as described above. EBITDA increased from $300,500 to $388,400, or by 29.3%, and from $604,600 to $705,300, or by 16.7%, for the three and six months ended June 30, 2000, as compared to the corresponding periods in 1999.

LIQUIDITY AND CAPITAL RESOURCES

                  Our primary objective is to distribute to our partners all available cash flow from operations and proceeds from the sale of cable systems, if any, after providing for expenses, debt service and capital requirements relating to the expansion, improvement and upgrade of our existing cable systems.

                  In accordance with the Agreement, Enstar Communications Corporation (ECC) has implemented a plan for liquidating the Partnership. On June 21, 2000, the Partnership, together with




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


                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

certain affiliates, (collectively, the "Sellers") entered into a purchase and sale agreement (the "Gans I Agreement") with Multimedia Acquisition Corp., an affiliate of Gans Multimedia Partnership, (the "Purchaser"). The Gans I Agreement provides for the Purchaser to acquire the assets comprising the Partnership's cable system serving Dyer, Tennessee, as well as certain assets of other affiliates. The aggregate purchase price payable to the Sellers pursuant to the Gans I Agreement is $27,621,500 in cash (subject to normal closing adjustments). Of that amount, $3,972,157 (subject to closing adjustments) is payable to the Partnership. The allocation of the purchase price among each of the Sellers was assigned by the Purchaser for each of the systems.

                  On August 8, 2000, the Partnership, together with certain affiliates, (collectively, the "Selling Affiliates") entered into a purchase and sale agreement (the "Gans II Agreement") with Multimedia Acquisition Corp., an affiliate of Gans Multimedia Partnership, (the "Buyer"). The Gans II Agreement provides for the Buyer to acquire the assets comprising the Partnership's cable system serving Flora, Illinois, as well as certain assets of other affiliates. The aggregate purchase price payable to the Selling Affiliates pursuant to the Gans II Agreement is $94,929,400 in cash (subject to normal closing adjustments). Of that amount, $12,444,000 (subject to closing adjustments) is payable to the Partnership. The allocation of the purchase price among each of the Selling Affiliates was assigned by the Buyer for each of the systems.

                  Both of these purchase and sale agreements are subject to numerous closing conditions, including without limitation: (a) receipt of the necessary governmental consents to transfer franchises covering an aggregate of 90% of the subscribers to be sold; (b) receipt of certain other material consents and approvals required for the consummation of the sale; (c) receipt of the necessary approvals of the Limited Partners; and (d) other standard closing conditions. With respect to clause (c) above, completion of the transaction is contingent on the Limited Partners of the Partnership and the other selling affiliates voting to approve the sale.

                  Two of the Partnership's franchise areas, which together serve 63% of the Partnership's total customer base, require upgrades to increase channel capacity. One of the upgrades is required in an existing franchise agreement. The estimated cost to upgrade the cable system in this franchise area is approximately $2.5 million and must be completed by October 15, 2000. The Partnership has petitioned for a six-month extension of the completion date and expects approval of the extension. Another of the Partnership's franchise agreements is under negotiation for renewal and the Partnership believes that the renewed franchise agreement may require the Partnership to upgrade its cable plant at an estimated cost of $1.5 million within 24 months. The full upgrade program is estimated to require aggregate capital expenditures of approximately $4.0 million. In addition to the required upgrade described above, capital expenditures budgeted for 2000 are $802,700 for the replacement of other assets and to extend the Partnership's cable plant into new service areas. As of June 30, 2000 capital spending approximated $1,172,000, which included expenditures related to the upgrade.

                  We are party to a loan agreement with Enstar Finance Company, LLC, a subsidiary of ECC. The loan agreement provides for a revolving loan facility of $3.6 million. Total outstanding borrowings were $1,050,000 at June 30, 2000 and 1999. We pay a commitment fee of 0.5% to Enstar Finance Company, LLC, on the unborrowed portion of the facility. We expect to increase borrowings under the facility in the future to fund the upgrade of our systems. However, borrowing

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

capacity and our present cash reserves will be insufficient to fund our entire upgrade program. Consequently, if our systems are not sold, we will need to rely on increased cash flow from operations or new sources of financing in order to meet our future liquidity requirements. There can be no assurance that such cash flow increases can be attained, or that additional future financing will be available to us on acceptable terms. If we are not able to attain such cash flow increases, or obtain new sources of borrowings, we will not be able to complete our full upgrade program. As a result, the value of our systems will be lower than that of systems rebuilt to a higher technical standard.

                  Our loan facility matures on August 31, 2001, at which time all amounts then outstanding are due in full. Borrowings bear interest at the lender's base rate (9.135% at June 30, 2000) plus 0.625%, or at an offshore rate (6.27% at June 30, 2000) plus 1.875%. Under certain circumstances, we are required to make mandatory prepayments, which permanently reduce the maximum commitment under the loan facility. The loan facility contains certain financial tests and other covenants including, among others, restrictions on incurrence of indebtedness, investments, sales of assets, acquisitions and other covenants, defaults and conditions. We believe that we are in compliance with the covenants at June 30, 2000. The loan facility does not restrict the payment of distributions to partners unless an event of default exists thereunder or our ratio of debt to cash flow is greater than 4 to 1. However, due to the upgrade program discussed above, the corporate general partner believes it is critical to conserve cash and borrowing capacity and, consequently, has concluded that it would not be prudent for the partnership to resume paying distributions at this time.

                  ECC contributed its $269,300 receivable balance from us for past due general partner management fees and reimbursed expenses as an equity contribution to Enstar Finance Company, LLC. This balance remains an outstanding obligation of ours.

                  Falcon purchased insurance coverage for all of the cable television properties owned or managed by it to cover damage to cable distribution plant and subscriber connections and against business interruptions resulting from such damage. This coverage is subject to a significant annual deductible which applies to all of the cable television properties formerly owned or managed by Falcon Communications through November 12, 1999, and currently managed by Charter, including those of the Partnership.

                  Approximately 73% of our subscribers are served by our system in Flora, Illinois and neighboring communities. Significant damage to the system due to seasonal weather conditions or other events could have a material adverse effect on our liquidity and cash flows. We continue to purchase insurance coverage in amounts our management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

                  Operating activities provided $844,200 more cash in the six months ended June 30, 2000 than in the corresponding period in 1999. Changes in receivables and prepaid expenses provided $144,800 more cash in the first six months of 2000 than in the comparable 1999 period due to differences in the timing of receivable collections and the payment of prepaid expenses. We used $586,200 more cash to pay liabilities owed to affiliates and third party creditors during the six months ended June 30, 2000 due to differences in the timing of payments.

                  We used $1,048,600 more cash in investing activities during the six months ended June 30, 2000 than in the comparable six months of 1999 due to an increase of $1,051,400 in

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

expenditures for tangible assets and a decrease of $2,800 in expenditures for intangible assets. We used $6,800 more cash in financing activities during the six months ended June 30, 2000 than in the corresponding period of 1999 for the payment of deferred loan costs related to our loan facility.

INFLATION

                  Certain of our expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation. However, we do not believe that our financial results have been, or will be, adversely affected by inflation in a material way, provided that we are able to increase our service rates periodically, of which there can be no assurance.

                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.


PART II.          OTHER INFORMATION


ITEMS 1-5.        Not applicable.

ITEM 6.           Exhibits and Reports on Form 8-K

                  (a)      Exhibits

                           10.1 Asset Purchase Agreement dated June 21, 2000, by
                                and among Multimedia Acquisition Corp., as Buyer, and Enstar Income Program 1984-1, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar VII, Enstar VIII and Enstar X, Ltd., as Sellers. (1)

                           10.2 Asset Purchase Agreement, dated August 8, 2000,
                                by and among Multimedia Acquisition Corp., as Buyer, and Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-1, L.P., Enstar Income Program IV-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Five-A, L.P., Enstar Income/Growth Program Five-B, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar IX and Enstar XI, Ltd., as Sellers. (2)

                           27.1 Financial Data Schedule.*

                  (b)      Reports on Form 8-K

                           -    On June 30, 2000, an 8-K dated June 21, 2000,
                                was filed to announce an Asset Purchase
                                Agreement dated June 21, 2000, by and among Multimedia Acquisition Corp., as Buyer, and Enstar Income Program 1984-1, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar VII, Enstar VIII and Enstar X, Ltd., as Sellers (Item 5).

                           -    On July 18, 2000, an 8-K dated July 14, 2000,
                                was filed to announce a change in the
                                Partnership's principal independent accountants (Item 4).

--------
*   Filed herewith.

(1) Incorporated by reference to the Current Report on Form 8-K of Enstar Income 1984-1, L.P. filed on June 30, 2000 (File No. 000-13333).

(2) Incorporated by reference to the Current Report on Form 10-Q of Enstar Income Program II-1, L.P., filed with the Commission on or about August 14, 2000.

                                    SIGNATURE












Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                    ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

                         a GEORGIA LIMITED PARTNERSHIP
                         -----------------------------
                               (Registrant)






                         By: ENSTAR COMMUNICATIONS CORPORATION
                             General Partner






Date:  August 14, 2000   By: /s/ Kent D. Kalkwarf
                            ---------------------
                            Kent D. Kalkwarf
                            Executive Vice President and Chief Financial Officer
                               (Principal Financial Officer and Principal
                                Accounting Officer)